EXHIBIT 2(d)

ANN JACKSON & LYDIA SCOTT
(the "Vendors")

- and -

HASTINGS INC.
(the "Purchaser")

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION

1.1	Definitions
1.2	Gender
1.3	Currency
1.4	Headings, Etc.
1.5	Description of Schedules

ARTICLE 2 - AGREEMENTS FOR PURCHASE AND SALE

2.1	Agreements for Purchase and Sale

ARTICLE 3 - PURCHASE PRICE

3.1	Amount of Purchase Price
3.2	Payment of Purchase Price on Closing

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1	Representations and Warranties of the Vendors
4.2	Incorporation and Organization of the Corporation
4.3	Qualification of the Corporation to do Business
4.4	Authorized Capital
4.5	Issued Shares
4.6	Subsidiaries
4.7	No Options
4.8	No Issue of Shares, Etc.
4.9	Financial Statements
4.10	Business Carried On in Ordinary Course
4.11	Corporate Records
4.12	Accuracy of Books and Records
4.13	No Guarantees
4.14	Property
4.15	Dividends

4.16	Payments to Employees
4.17	Aggregate Remuneration
4.18	Capital Expenditures
4.19	Employment Agreements
4.20	Security Agreements
4.21	Leases
4.22	Insurance
4.23	Material Contracts
4.24	Non-Arm's Length Contracts
4.25	Litigation
4.26	Defaults under Agreements
4.27	Banking Information
4.28	Compliance with Applicable Laws
4.29	Tax Returns
4.30	No Loans to Directors
4.31	Accounts Receivable
4.32	Vacation Pay
4.33	Residence of Vendors
4.34	No Liabilities
4.35	Shareholders Equity
4.36	Condition of the Corporation's Assets
4.37	Intellectual Property Rights
4.38	Pension Plans
4.39	Validity of Agreement
4.40	No Illegality
4.41	Licenses
4.42	Ownership of Purchased Shares
4.43	Income Tax Payments

ARTICLE 5 - COVENANTS OF THE VENDORS

5.1	Covenants of the Vendors
5.2	Investigations
5.3	Non-Competition Agreement
5.4	Maintenance of Insurance
5.5	Transfer of Purchased Shares
5.6	Resignation of Directors and Officers
5.7	Release by the Vendors
5.8	Filing Tax Returns
5.9	Investment Canada Notification
5.10	Indemnification

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1	Representations and Warranties of the Purchaser
6.2	Incorporation and Organization of Purchaser
6.3	Due Authorization of Agreement by the Purchaser
6.4	Investment Canada Act (Canada)

ARTICLE 7 - PURCHASER'S CONDITIONS OF CLOSING

7.1	Conditions for the Benefit of the Purchaser
7.2	Truth of Representations and Warranties of the Vendors
7.3	Performance of Covenants by Vendors
7.4	Legal Opinion
7.5	No Adverse Change
7.6	Non-Performance of Conditions for the Benefit of the Purchaser

ARTICLE 8 - COVENANTS OF THE PURCHASER

8.1	Covenants of the Purchaser
8.2	Non-Competition Agreement
8.3	Indemnification Agreement
8.4	deleted
8.5	Investment Canada Notification
8.6	Consent to Transfer of Purchased Shares

ARTICLE 9 - VENDORS' CONDITIONS OF CLOSING

9.1	Conditions for the Benefit of the Vendors
9.2	Truth of Representations and Warranties of the Purchaser
9.3	Performance of Covenants by the Purchaser
9.4	Performance of Covenants by the Purchaser

ARTICLE 10 - SURVIVAL OF REPRESENTATIONS, ETC.

10.1	Survival of Representations, Warranties and Covenants of Vendors
10.2	Survival of Representations, Warranties and Covenants of Purchaser

ARTICLE 11 - CLOSING ARRANGEMENTS

11.1	Date, Time and Place of Closing
11.2	Closing Procedures

ARTICLE 12 - GENERAL PROVISIONS

12.1	Brokerage Commission, etc.
12.2	Further Assurances
12.3	Announcements
12.4	Notices
12.5	Time
12.6	Applicable Law
12.7	Entire Agreement
12.8	Counterparts
12.9	Enurement

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made the 11th day of February, 2003.

B E T W E E N:

ANN JACKSON
a businessperson of
the Town of Aurora
(hereinafter "Jackson")

- and -

LYDIA SCOTT
a business person of
the Village of Midhurst
(hereinafter "Scott)

(collectively, Jackson and Scott are hereinafter referred to as the "Vendors")

OF THE FIRST PART

- and -

HASTINGS INC.
a corporation duly incorporated pursuant to the
laws of Canada

(hereinafter referred to as "Purchaser")

OF THE SECOND PART

               WHEREAS:

A.

Each of the Vendors owns One Hundred (100) Common Shares in the capital stock of SYZYGY AUTO DISTRIBUTION INC. (herein referred to as the "Corporation"), collectively representing 100% of all issued and outstanding shares in the capital stock of the Corporation.

B.	The Vendors wish to sell to the Purchaser, and the Purchaser wishes to purchase, all of the issued and outstanding common shares in the capital stock of the Corporation owned by the Vendors.

               NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto covenant and agree each with the other as follows:

ARTICLE 1
INTERPRETATION

1.1               Definitions

               Where used in this Agreement, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

(a)	"Agreement" means this Agreement and any instrument amending this Agreement as referred to in Section 12.7;

(b)

"Business" means the business presently and heretofore carried by the Corporation consisting of providing warehousing and distribution services for various manufacturers and distributors of automotive parts as further described in Schedule 1.1(b) hereto;

(c)	"Closing Date" means the date specified by Section 11.1 for the closing and completion of the transactions contemplated by this Agreement;

(d)

"Corporation" means SYZYGY AUTO DISTRIBUTION INC., a corporation incorporated pursuant to the laws of the Province of Ontario and having its registered office at unit 1, 110 Norfinch Drive, North York, Ontario;

(e)	"Financial Statements" means the balance sheet of the Corporation as at December 31, 2001 and the accompanying income statement, statement of retained earnings and statement of changes in financial position for the 12 month period ending December 31, 2001 as reviewed by BDO, Chartered Accountants, copies of which Financial Statements are annexed hereto as Schedule "A";

(f)	"Purchase Price" has the meaning provided for in Section 3.1;

(g)	"Purchased Shares" means all issued and outstanding shares in the capital stock of the Corporation;

(h)	"Section", when followed by a number, means and refers to the specified Section of this Agreement;

(i)

"Subsidiary" means, with respect to the Corporation, any corporation of which shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation are beneficially owned, directly or indirectly, by the Corporation; and

(j)	"Time of Closing" means time of the Closing Date specified in Section 11.1 hereof for the closing and completion of the transactions contemplated by this Agreement.

1.2               Gender

               In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing a specific gender shall include the other genders and references to persons shall include corporations and one or more persons, their heirs, executors, administrators or assigns, as the case may be.

1.3               Currency

               All dollar amounts referred to in this Agreement are in Canadian funds.

1.4               Headings, Etc.

               The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

1.5               Description of Schedules

               The following are the Schedules attached to and incorporated in this Agreement:

Schedule A	-	Financial Statements
Schedule B	-	Deleted Intentionally

Schedule C	-	Description of Employment, Union, Pension and Other Similar Agreements
Schedule D	-	Description of Leases
Schedule E	-	Description of Insurance Policies
Schedule F	-	Deleted Intentionally
Schedule G	-	Deleted Intentionally
Schedule H	-	Litigation
Schedule I	-	List of Patents, Trade-Marks and Other Intellectual Property
Schedule J	-	Banking Information
Schedule K	-	Form of Non-Competition Agreement
Schedule L	-	Form of Release
Schedule M	-	Form of Indemnification Agreement
Schedule N	-	Form of Legal Opinion of Vendors' Counsel

ARTICLE 2
AGREEMENTS FOR PURCHASE AND SALE

2.1               Agreements for Purchase and Sale

               Subject to the terms and conditions hereof, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors all of the Purchased Shares owned by the Vendors as referred to in Section 4.5 hereof.

ARTICLE 3
PURCHASE PRICE

3.1               Amount of Purchase Price

               The aggregate purchase price (herein referred to as the "Purchase Price") payable by the Purchaser to the Vendors for the Purchased Shares shall be the sum of ONE MILLION ($1,000,000.00) DOLLARS.

3.2               Payment of Purchase Price on Closing

               The Purchase Price shall be paid and satisfied by the delivery by the Purchaser to the Vendors at the Time of Closing of a certified cheque or, at the option of the Purchaser, bank draft in an amount equal to the Purchase Price.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1               Representations and Warranties of the Vendors

               The Vendors hereby represent and warrant to the Purchaser now and at the Time of Closing as set out below in this Article 4 and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement.

4.2               Incorporation and Organization of the Corporation

               The Corporation is a corporation duly incorporated and subsisting under the laws of the Province of Ontario.

4.3               Qualification of the Corporation to do Business

               The Corporation has the corporate power to own or lease its property and to carry on the Business as now being conducted by it and is qualified to carry on its Business under the laws of the Province of Ontario, being the only jurisdiction in which the nature of the Business conducted by it or the property owned or leased by it makes such qualification necessary.

4.4               Authorized Capital

               The authorized capital of the Corporation consists of an unlimited number of common shares, Class A special shares, and Class B special shares.

4.5               Issued Shares

               Of the authorized capital of the Corporation, Two Hundred (200) common shares, and no more, have been duly and validly allotted and issued and are outstanding as fully paid and non-assessable. The Vendors are the registered and beneficial holders of all issued and outstanding shares in the capital of the Corporation with each owing One Hundred (100) common shares.

4.6               Subsidiaries

               The Corporation does not have any Subsidiaries and the Corporation does not own any shares in the capital of any corporation. The Corporation has not agreed to acquire any Subsidiary or any shares in the capital of any other corporation or to acquire or lease any other business operation.

4.7               No Options

               No person, firm or corporation other than the Purchaser under this Agreement or as otherwise disclosed in this Agreement has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendors of any of the Purchased Shares or for the purchase from the Corporation of any issued and outstanding shares in the capital stock of the Corporation.

4.8               No Issue of Shares, Etc.

               No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option including, without limitation, convertible securities, warrants or convertible obligations of any nature for the purchase, subscription or issuance of any unissued shares of the Corporation or of any other securities of the Corporation.

4.9               Financial Statements

               The Financial Statements of the Corporation have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with those of previous years and present fairly:

(a)	all of the assets, liabilities and financial position of the Corporation as of December 31, 2001; and

(b)	the sales, earnings and result of operations of the Corporation as applicable, for the 12 month period ending December 31, 2001.

4.10               Business Carried On in Ordinary Course

               The Business has been carried on in the ordinary course since December 31, 2001, and the Corporation has not, since December 31, 2001, sold, or otherwise disposed of any of its assets except in the ordinary course of business. Since December 31, 2001, there has been no change in the Business, operations, affairs or conditions of the Corporation, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any license or right to do Business, fire, explosion, accident, casualty, labour problem, riot, storm, act of God, or otherwise except changes occurring in the ordinary course of Business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the Business, operations, affairs or condition of the Corporation.

4.11               Corporate Records

               The corporate records and minute book of the Corporation contain complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Corporation since its incorporation. All such meetings were duly called and held, all such by-laws and resolutions were duly passed and the share certificate books, securities, registers, registers of transfers and other corporate registers of the Corporation are complete and accurate in all material respects.

4.12               Accuracy of Books and Records

               The books and records, financial and otherwise, of the Corporation fairly and correctly set out and disclose in all material respects the financial position of the Corporation as at the date hereof and all material financial transactions of the Corporation have been accurately recorded in such books and records.

4.13               No Guarantees

               The Corporation is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

4.14               Property

               The Corporation doesn't own any real or personal property.

4.15               Dividends

               The Corporation will pay a dividend to the Vendors prior to Closing in an amount equal to the net retained earnings of the Corporation prior to Closing.

4.16               Payments to Employees

               No payments have been made or authorized since December 31, 2001 by the Corporation to its respective officers, directors, shareholders or employees, to its former officers, directors, shareholders or employees or to any person or corporation not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing, except in the ordinary course of Business and at the regular rates payable to them as salaries, pensions, bonuses, rents, management fees or other remuneration of any nature.

4.17               Aggregate Remuneration

               deleted

4.18               Capital Expenditures

               No capital expenditures have been made or authorized by the Corporation since December 31, 2002.

4.19               Employment Agreements

               The Corporation is not a party to any written or oral agreement, service, union, pension, deferred profit sharing or other similar agreement except as set forth and described in Schedule "C" hereto. Except as disclosed in Schedule "C" hereto, no employee of the Corporation has any agreement as to length of notice required to terminate his or her employment other than such as results by law from the employment of an employee without agreement as to such notice or as to length of employment. The Corporation has no employees other than the Vendors.

4.20               Security Agreements

               The Corporation has no outstanding bonds, debentures, mortgages, notes, security agreements or other indebtedness maturing more than one year after the date of their creation or issuance, and the Corporation is not under any agreement or obligation to create or issue any bonds, debentures, mortgages, notes or other indebtedness maturing more than one year after the date of their creation or issuance.

4.21               Leases

               The Corporation is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except those leases set forth and described in Schedule "D" hereto, each of which leases is in good standing and in full force and effect without amendment thereto, and the Corporation is not in material breach of any of the covenants, conditions or agreements contained in any such lease, and the completion of the transactions contemplated by this Agreement will not afford any of the parties to any such lease (other than the Corporation) the right to terminate such lease.

4.22               Insurance

               The Corporation maintains insurance with reputable and sound insurers covering its property and assets and protecting its Business in amounts and against such loss and claims as are generally maintained for comparable businesses and properties. Schedule "E", to be provided on or before the Closing Date shall list all policies of such insurance presently maintained by the Corporation together with a brief description of each such policy including, without limitation, the type of policy, name of insurer, coverage limits, expiration dates and annual premiums. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

4.23               Material Contracts

               Except for agreements, contracts and commitments in the ordinary course of Business which have no more than three months to run, or as disclosed in this Agreement or Schedules attached hereto, the Corporation has no outstanding agreements, contracts or commitments, whether written or oral, of any nature or kind whatsoever.

4.24               Non-Arm's Length Contracts

               Except as disclosed in the Financial Statements, the Corporation is not a party to any contract, agreement or arrangement with any associated or affiliated corporation within the meaning of the Business Corporations Act (Ontario) or with any corporation with which it does not deal at arm's length within the meaning of the Income Tax Act (Canada).

4.25               Litigation

               Except as disclosed in Schedule "H" hereto, there are no actions, suits, investigations, arbitration proceedings or other proceedings (whether or not purportedly on behalf of the Corporation) pending or threatened against or affecting the Corporation or the Vendors or the title of the Vendors to any of the Purchased Shares, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator. The Vendors are not aware of any existing grounds upon which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule "H" hereto, there is not presently outstanding against the Corporation any judgment, decree, injunction, ruling, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator.

4.26               Defaults under Agreements

               The Corporation is not in default under or in breach of any material contract, agreement (whether written or oral), indenture or other instrument to which it is a part or by which it is bound, and there exists no set of facts, which, after notice or lapse of time or both, would constitute such a default or breach, and each of such contracts, agreements, indentures or other instruments is now and has always been in good standing, and the Corporation is entitled to all the rights and benefits thereunder.

4.27               Banking Information

               Schedule "J" to be provided on the Closing Date shall be a true and complete list showing:

(a)

the name of each bank, trust company or similar institution in which the Corporation has an account or safety deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and

(b)	the name of each person, firm, corporation or business organization holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

4.28               Compliance with Applicable Laws

               The Corporation has conducted and is conducting its Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its Business is carried on and is not in breach of any such laws, rules or regulations.

4.29               Tax Returns

               The Corporation has duly completed and filed in a timely manner all tax returns required to be filed by it (except the Federal and Ontario corporate income tax returns for the financial periods ending on December 31, 2002), has made complete and accurate disclosure in such returns and has paid all taxes shown on such returns as being due and payable and has also paid all assessments and reassessments and all other taxes, governmental charges, penalties, interests, and fines due and payable by the Corporation. All such tax and other returns are true, correct and complete in all material respects and properly reflect and do not in any respect understate the taxable income or the liability of the Corporation for such taxes, in the relevant tax year or calendar year. The Corporation has made adequate provisions for the taxes which are payable during the current financial period for which tax returns are not yet required to be filed. The Canadian federal income tax liability of the Corporation has been assessed by Canada Customs and Revenue Agency for all financial years up to and including the financial year ended December 31, 2001 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of tax by, or levying of any governmental charge against, the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation. The Vendors have provided to the Purchaser a true copy of all tax returns filed by the Corporation in respect of the four last completed financial years of the Corporation.

4.30               No Loans to Directors

               On the Closing Date, the Corporation shall have no loan or other indebtedness outstanding which has been made or incurred to the Vendors or to any director, officer, shareholder or employee, to any former director, officer, shareholder or employee of the Corporation or to any person or corporation not dealing at arm's-length (as such term is construed under the Income Tax Act (Canada)).

4.31               Accounts Receivable

               The accounts receivable recorded on the books of the Corporation less any reasonable reserve consistent with past practices in respect thereof for doubtful accounts are bona fide and good and collectible without any set off or counterclaim.

4.32               Vacation Pay

               All vacation pay, bonuses, commissions and other employee benefit liabilities are reflected and have been accrued in the books of account of the Corporation.

4.33               Residence of Vendors

               Each of the Vendors is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.34               No Liabilities

               There are no liabilities of the Corporation of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of which the Corporation or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement other than:

(a)	liabilities (including, without limitation, liabilities for unpaid taxes) disclosed on, reflected in or provided for in the Financial Statements;

(b)	liabilities disclosed or referred to in this Agreement including, without limitation, the schedules hereto; and

(c)

liabilities incurred in the ordinary course of Business and attributable to the period since December 31, 2001, none of which has been materially adverse to the Business, operations, affairs or financial condition of the Corporation.

4.35               Shareholders Equity

               The shareholders equity of the Corporation on the Closing Date shall be not less than Zero ($0.00) Dollars.

4.36               Condition of the Corporation's Assets

               All facilities, machinery and equipment owned or used by the Corporation in connection with the Business are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted.

4.37               Intellectual Property Rights

               The Corporation has no patents, trade-marks, trade names, service marks and copyrights. To the best of the knowledge and belief of the Vendors, the conduct of the Business does not infringe upon the patents, trade-marks, trade names, service marks or copyrights, domestic or foreign of any other person, firm or corporation.

4.38               Pension Plans

               No pension plans have been established by or for the Corporation for its employees.

4.39               Validity of Agreement

               The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Corporation or of any indenture or other agreement, written or oral, to which the Corporation or the Vendors may be a party. This Agreement has been duly executed and delivered by the Vendors and is a valid and binding obligation of the Vendors.

4.40               No Illegality

               The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over the Corporation or the Vendors or their respective properties or Businesses.

4.41               Licenses

               No license which is necessary to the carrying on of the Business requires assignment as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

4.42               Ownership of Purchased Shares

               The Vendors are the registered and beneficial owners of the Purchased Shares free of all liens, charges, security interests, adverse claims, pledges and other encumbrances whatsoever (except as disclosed in this Agreement).

4.43               Cash on Hand

               The Corporation will at Closing after payment of the dividend contemplated by Section 4.15 and after repayment by the Vendors of loans from the Corporation have cash on hand at least equal to all liabilities of the Corporation (including all amounts to be held for and remitted to Hastings Filters (Clarcor) pursuant to the arrangement described in Schedule 1.1(b).

4.44               Environmental

               To the best of the Vendors' knowledge and belief:

(a)	the Corporation, the Business, and all the Corporation's operations have been and are in compliance with all applicable environmental laws;

(b)

there are no licences, permits, approvals, consents, certificates, registrations and other authorizations required under environmental laws (the "Environmental Permits") for the operation of the Business;

(c)

the Corporation has not used or permitted to be used, except in compliance with all environmental laws, any facilities where it arranges for storage of inventory for Hastings Filters (Clarcor) or any property or facility which it ever owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous substance;

(d)

the Corporation has not received any notice of, or been prosecuted for, non-compliance with any environmental laws, and neither the Vendors nor the Corporation has settled any allegation of non-compliance prior to prosecution;

(e)

there are no notices, orders or directions relating to environmental matters requiring, or notifying the Vendors or the Corporation that it is or may be responsible for, any containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under environmental laws with respect to the Business or any property of the Corporation;

(f)	the Corporation has not caused or permitted any release, emission, spill or discharge, in any manner whatsoever, of any hazardous substance;

(g)

all hazardous substances and all other wastes and other materials and substances used in whole or in part by the Corporation or resulting from the Business have been disposed of, treated and stored by the Corporation in compliance with all environmental laws;

(h)	there are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation, or the Business within the possession or control of the Vendors; and

(i)

there are no past or present actions, activities, circumstances, conditions, events or incidents involving the Corporation that could form the basis of any claim for violation of any environmental law against the Corporation or against any person or entity whose liability for any such violation the Corporation has or may have retained or assumed either contractually or by operation of law.

ARTICLE 5
COVENANTS OF THE VENDORS

5.1               Covenants of the Vendors

               The Vendors hereby covenant and agree with the Purchaser as set out in this Article 5.

5.2               Investigations

               Between the date hereof and the Closing Date, the Purchaser and/or its representatives, shall be permitted to make such investigations of the properties and assets of the Corporation of its financial and legal condition as the Purchaser deems necessary or desirable, provided always that such investigations shall be done without undue interference with the operations of the Corporation. Such investigations will not, however, affect or mitigate in any way the representations, warranties and covenants contained in this Agreement which representations, warranties and covenants shall continue in full force and effect for the benefit of the Purchaser as provided in Section 10.1 hereof. The Purchaser and/or its representatives shall be granted full access at reasonable times during normal business hours to all premises of the Corporation and to financial, legal and other information, records and data required in the opinion of the Purchaser to make a full examination of the Corporation and its respective Business. The Vendors will deliver or cause the Corporation to deliver to the Purchaser at or before the Time of Closing all minute books, corporate records and documents, corporate seals, books of account, accounting records, past financial statements and tax returns, share certificate books and share records, title documents and surveys which may be in the possession of the Corporation or the Vendors and all contracts, agreements, licenses, permits, patents, trade-marks and other instruments to which the Corporation is a party or by which it is bound and which may be in the possession of the Corporation or the Vendors.

5.3               Non-Competition Agreement

               The Vendors shall execute and deliver to the Purchaser at or before the Time of Closing a non-competition agreement substantially in the form of the unexecuted non-competition agreement annexed hereto as Schedule "K".

5.4               Maintenance of Insurance

               The Vendors shall cause the Corporation up to the Time of Closing, to continue to maintain in full force and effect and to renew, where necessary, all policies of insurance referred to in Schedule "E" hereto, to take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and to give all notices and present all claims under all such policies of insurance in due and timely fashion and then promptly advise the Purchaser of any such claims.

5.5               Transfer of Purchased Shares

               The Vendors shall take and will cause the Corporation to take all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Purchased Shares to be duly and validly transferred to the Purchaser and/or its nominees at the Time of Closing.

5.6               Resignation of Directors and Officers

               The Vendors shall resign as directors and employees and from any and all offices of the Corporation in favour of nominees, if any, of the Purchaser, such resignations to be effective at the Time of Closing.

5.7               Release by the Vendors

               Each of the Vendors shall cause to be executed and delivered to the Purchaser at the Time of Closing a release of all claims of the Vendors against the Corporation and its directors, officers, employees, shareholders and agents, such release to be in the form annexed hereto as Schedule "L".

5.8               Filing Tax Returns

               The Vendors shall cause the Corporation, between the date hereof and the Time of Closing, to duly complete and file all tax returns required to be filed for the financial period ending on December 31, 2002 and promptly pay all taxes, assessments and governmental charges shown on such tax returns to be due and payable and to cause the Corporation not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of such tax return or the payment or assessments of any tax or governmental charge.

5.9               Investment Canada Notification

               The Vendors agree to use their best efforts to co-operate with and assist the Purchaser, at the Purchaser's expense, in providing notice of the proposed acquisition of control of the Corporation by the Purchaser hereunder to Investment Canada under the Investment Canada Act (Canada) in accordance with that Act and the regulations thereunder.

5.10               Indemnification

               The Vendors shall cause to be executed and delivered to the Purchaser at or before the Time of Closing an indemnification agreement in the form of the unexecuted indemnification agreement annexed hereto as Schedule "M".

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1               Representations and Warranties of the Purchaser

               The Purchaser hereby represents and warrants to the Vendors as set out in this Article 6 and acknowledges that the Vendors is relying on such representations and warranties in connection with the transactions contemplated by this Agreement.

6.2               Incorporation and Organization of Purchaser

               The Purchaser is a corporation duly incorporated and subsisting under the laws of Canada.

6.3               Due Authorization of Agreement by the Purchaser

               The entering into of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action on behalf of the Purchaser, and this Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser.

6.4               Investment Canada Act (Canada)

               The Purchaser is a non-Canadian within the meaning of the Investment Canada Act (Canada).

6.5               Income Tax Returns

               The Corporation shall bear the responsibility and the expense of preparing all necessary financial statements and filing all necessary income tax returns and other documentation required by Canada Customs and Revenue Agency for the Corporation as a result of the change in control of the Corporation as contemplated by this Agreement.

ARTICLE 7
PURCHASER'S CONDITIONS OF CLOSING

7.1               Conditions for the Benefit of the Purchaser

               The sale and purchase of the Purchased Shares in accordance with the terms of this Agreement are subject to the following terms and conditions as set out in this Article 7, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Vendors hereby covenants and agrees to use their best efforts to cause such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

7.2               Truth of Representations and Warranties of the Vendors

               The representations and warranties of the Vendors contained in this

Agreement or in any schedule hereto or in any certificate or other document delivered or given pursuant to this Agreement (including, without limiting the generality of the foregoing, the representations and warranties contained in Article 4) shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. At or before the Time of Closing, the Purchaser shall be furnished with such evidence as it may reasonably require as to the truth of the representations and warranties contained in this Agreement except, however, that the receipt of such evidence and the completion of the transactions contemplated by this Agreement shall not constitute a waiver of any of the said representations and warranties, all of which representations and warranties shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser as provided in Section 10.1 hereof.

7.3               Performance of Covenants by Vendors

               The Vendors shall have fulfilled and/or complied with all covenants and agreements herein contained to be performed or caused to be performed by the Vendors, to the extent the same are to be performed at or prior to the Time of Closing including without limiting the generality of the foregoing, the covenants contained in Article 5 hereof.

7.4               Legal Opinion

               A legal opinion of Damir Vrancic, solicitor for the Vendors and the Corporation, substantially in the form annexed hereto as Schedule "N" shall have been prepared and delivered to the Purchaser at or before the Time of Closing. In rendering such opinion, such counsel may rely as to matters of fact upon certificates of officers of the Corporation and public officials or others provided that copies of all such opinions and certificates so relied on shall be furnished to the Purchaser at the Time of Closing.

7.5               No Adverse Change

               Between the date hereof and the Time of Closing, there shall have been no adverse change in the affairs, assets, liabilities or financial condition of the Corporation nor shall any legislation (whether by statute, by-law, regulation or otherwise) have been enacted or introduced which, in the opinion of the Purchaser, adversely affects or may adversely affect the operation and Business of the Corporation.

7.6               Non-Performance of Conditions for the Benefit of the Purchaser

               If any of the conditions set forth in Sections 7.2, 7.3, 7.4, or 7.5 hereof shall not be fulfilled and/or performed at or before the Time of Closing, the Purchaser may rescind this Agreement by notice in writing to the Vendors, and the Purchaser shall thereupon be released from all obligations under this Agreement and, unless the condition or conditions for the non-fulfilment or non-performance of which the Purchaser has rescinded this Agreement are reasonably capable of being fulfilled and/or performed or caused to be fulfilled or performed by the Vendors, then the Vendors shall also be released from all obligations under this Agreement except, however, that any of the said conditions may be waived in whole or in part by the Purchaser at any time without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Purchaser only if the same is in writing.

ARTICLE 8
COVENANTS OF THE PURCHASER

8.1               Covenants of the Purchaser

               The Purchaser hereby covenants and agrees with the Vendors as set out in this Article 8.

8.2               Non-Competition Agreement

               At the Time of Closing, the Purchaser shall execute and deliver the non-competition agreement referred to at Section 5.3 hereof.

8.3               Indemnification Agreement

               At the Time of Closing, the Purchaser shall execute and deliver the indemnification agreement referred to at Section 5.10 hereof.

8.4               Employment Agreement

               deleted

8.5               Investment Canada Notification

               After Closing, the Purchaser shall provide any required notifications of the acquisition of control of the Corporation hereunder to Investment Canada under the Investment Canada Act (Canada) in accordance with the provisions thereof and the regulations thereunder and shall thereafter promptly respond to all enquiries, corrections or other matters which may from time to time be required or requested by Investment Canada.

ARTICLE 9
VENDORS' CONDITIONS OF CLOSING

9.1               Conditions for the Benefit of the Vendors

               The sale and purchase of the Purchased Shares in accordance with the terms of this Agreement are subject to the following terms and conditions as set out in this Article 9, each of which is hereby declared to be for the exclusive benefit of the Vendors. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Purchaser covenants and agrees to use its reasonable best efforts to cause such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

9.2               Truth of Representations and Warranties of the Purchaser

               The representations and warranties of the Purchaser contained in this Agreement or in any schedule hereto or certificate or other document delivered or given pursuant to this Agreement (including without limiting the generality of the foregoing, the representations and warranties contained in Article 6) shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. At or before the Time of Closing, the Vendors shall be furnished with such evidence as the Vendors may reasonably require as to the truth of the representations and warranties contained in this Agreement except, however, that the receipt of such evidence and the completion of the transactions contemplated by this Agreement shall not constitute a waiver of any of the said representations and warranties, all of which representations and warranties shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect as provided in Section 10.2 hereof.

9.3               Performance of Covenants by the Purchaser

               The Purchaser shall have fulfilled and/or complied with all covenants and agreements herein contained to be performed or caused to be performed by it to the extent the same are to be performed at or prior to the Time of Closing.

9.4               Non-Performance of Covenants for the Benefit of the Vendors

               If any of the conditions set forth in Section 9.2 and 9.3 hereof shall not be fulfilled and/or performed at or before the Time of Closing, the Vendors may rescind this Agreement by notice in writing to the Purchaser, and the Vendors shall thereupon be released from all obligations under this Agreement and, unless the condition or conditions for the non-fulfilment or non-performance of which the Vendors has rescinded this Agreement are reasonably capable of being fulfilled and/or performed or caused to be fulfilled or performed by the Purchaser, then the Purchaser shall also be released from all obligations under this Agreement except, however, that any of the said conditions may be waived in whole or in part by the Vendors at any time without prejudice to his respective rights of rescission in the event of non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Vendors only if the same is in writing.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS, ETC.

10.1               Survival of Representations, Warranties and Covenants of the Vendors

               The representations, warranties and covenants of the Vendors contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement (except in respect of a breach thereof which has been disclosed in writing to the Purchaser prior to the Time of Closing) shall survive the completion of the transactions contemplated by this Agreement, and, notwithstanding such completion or any investigation made by or on behalf of the Purchaser, shall (unless otherwise provided herein) continue in full force and effect for the benefit of the Purchaser, for a period of 24 months from the Closing Date, and any claim in respect thereof, except a claim based on fraud, shall be made in writing:

(a)	with respect to matters other than tax matters within the period of 24 months from the Closing Date; and

(b)

with respect to tax matters, within the period commencing on the Closing Date and ending on the date on which the last applicable limitation period under any applicable income tax or other legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to tax matters.

10.2               Survival of Representations, Warranties and Covenants of the Purchaser

               The representations, warranties and covenants of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement (except in respect of a breach thereof which has been disclosed in writing to the Vendors prior to the Time of Closing) shall survive the completion of the transactions contemplated by this Agreement, and, notwithstanding such completion or any investigation made by or on behalf of the Vendors, shall (unless otherwise provided herein) continue in full force and effect for the benefit of the Vendors for a period of 12 months from the Closing Date, and any claim in respect thereof shall be made within such period.

ARTICLE 11
CLOSING ARRANGEMENTS

11.1               Date, Time and Place of Closing

               The completion of the transactions contemplated by this Agreement shall take place at the offices of the solicitors for the Purchaser, Lang, Michener, Suite 2500, 181 Bay Street, Toronto, Ontario, M5J 2T7, on the 17th day of March, 2003, at the hour of 10:00 o'clock in the forenoon (local time) or at such other place, on such other date and at such other time as may be agreed upon between the parties hereto.

11.2               Closing Procedures

               At the Time of Closing, the Vendors (in accordance with their obligations as set forth herein) shall deliver or cause to be delivered to the Purchaser certificates representing the Purchased Shares duly endorsed in blank for transfer whereupon, subject to all the other terms and conditions contained in this Agreement being complied with and to the transfer of the Purchased Shares into the name of the Purchaser and/or its nominees being duly and validly recorded on the books of the Corporation, the Purchaser shall deliver to the solicitors for the Vendors the certified cheque or bank draft in the manner specified in Section 3.2 hereof.

ARTICLE 12
GENERAL PROVISIONS

12.1               Brokerage Commission, etc.

               It is understood and agreed that no broker, agent or other intermediary has acted for the Vendors or the Purchaser in connection with the transactions contemplated by this Agreement. The Vendors agree to indemnify and save harmless the Corporation and the Purchaser from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary that purports to act or have acted for the Vendors. The Purchaser agrees to indemnify and save harmless the Vendors from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary that purports to act or have acted for the Purchaser.

12.2               Further Assurances

               Each of the parties hereto, upon the request of the other party or parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

12.3               Announcements

               The parties hereto agree that no disclosure or public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement shall be made by any party hereto without the prior written consent of the other parties hereto.

12.4               Notices

               Any notice, direction or other instrument required or permitted to be given to the Vendors hereunder shall be in writing and may be given by delivering the same or sending the same by telecommunication to the Vendors as follows:

To the Vendors:

c/o Syzygy Auto Distribution Inc. 110 Norfinch Drive, Unit 1 North York, Ontario M3N 1K1

Attention:	Ann Jackson and Lydia Scott
Facsimile:	905-841-9867 and 905-739-1531

with a copy to:

Damir Vrancic. Barrister and Solicitor 18 Wellington Street East Suite A Aurora, Ontario L4G 1H5

Facsimile:	(905) 841-9362

               Any notice, direction or other instrument required or permitted to be given to the Purchaser hereunder shall be in writing and may be given be delivering the same or sending the same by telecommunication to the Purchaser as follows:

To the Purchaser:

400 Huronia Road Box 4200 Barrie, Ontario L4M 4V3

Attention:	Robert Weatherston, President
Facsimile:	705-722-0698

with a copy to:

Messrs. Lang, Michener Barristers and Solicitors 181 Bay Street Suite 2500 Toronto, Ontario M5J 2T7

Attention:	Robert Glass
Facsimile:	(416)-365-1719

               Any such notice, direction or other instrument, if delivered, shall be deemed to have been given on the date on which it was delivered and, if transmitted by telecommunication, shall be deemed to have been given at the opening of business at the office of the addressee on the business day next following the transmission thereof. In this section, "business day" means any day except Saturday, Sunday or a statutory holiday. Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing.

12.5               Time

               Time shall be of the essence of this Agreement.

12.6               Applicable Law

               This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein (except the conflict of laws rules applicable therein). Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise shall be subject to the exclusive jurisdiction of the courts of the Province of Ontario, and each of the parties hereto irrevocably attorn to the jurisdiction of the courts of such Province.

12.7               Entire Agreement

               This Agreement constitutes the entire Agreement between the parties hereto with respect to the transactions provided for herein, and, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the agreements between the parties hereto, and there are no oral agreements or understandings between the parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

12.8               Counterparts

               This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

12.9               Enurement

               This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors, administrators and assigns, but shall not be assignable by any of the parties hereto prior to the Time of Closing without the written consent of the other parties hereto.

               IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day, month and year first above written.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
	)	/s/ Ann Jackson
	)	ANN JACKSON
)
)
)
	)	/s/ Lydia Scott
	)	LYDIA SCOTT
)
)
	)	HASTINGS INC.
)
)
)
)
	)	Per: /s/ Robert Weatherston c/s
	)	ROBERT WEATHERSTON